Exhibit 99.2

Dolby Expands Board of Directors

Peter Gotcher Accepts Role as Executive Chairman of the Board of Directors

SAN FRANCISCO--(BUSINESS WIRE)--February 25, 2009--Dolby Laboratories, Inc. (NYSE:DLB), announced today that it expanded its Board of Directors with the addition of two independent directors, Nicholas “Nick” Donatiello, Jr., and Avadis “Avie” Tevanian, Jr.

In addition, effective March 1, 2009, Ray Dolby, Founder, will step down as Chairman but remain a member of the Board. Peter Gotcher will accept the role of Executive Chairman of the Board of Directors effective March 1, 2009. In addition to providing leadership for the Board, Gotcher brings extensive experience in Dolby’s traditional markets and emerging media, which will provide a valuable perspective for the Board and the Chief Executive Officer.

Donatiello and Tevanian join existing members Gotcher, Dolby, Ted W. Hall, Bill Jasper, Sanford R. Robertson, and Roger S. Siboni on Dolby Laboratories’ Board of Directors. In addition, Kevin Yeaman, Dolby’s Chief Financial Officer, who will succeed Bill Jasper as the new President and Chief Executive Officer on March 28, 2009, will join the Board of Directors effective upon assuming the CEO role.

Donatiello has been the President and CEO of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. He is a director of three of the American Funds managed by Capital Research and Management. He is also a director of Classmates Media Corporation, a wholly owned subsidiary of United Online, as well as a number of other private companies. In addition, he was chairman of the board of Northern California Public Broadcasting, Inc. from 2006 through 2008.

Tevanian is the former Software Chief Technology Officer of Apple Computer. As Software CTO, Tevanian focused on setting company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT™ in 1997. As SVP of Software, Tevanian led the software engineering team responsible for the creation of Mac OS® X and worked as part of Apple's executive team that engineered the turnaround and current success of Apple. Before joining Apple, Tevanian was Vice President of Engineering at NeXT and was responsible for managing NeXT's industry renowned engineering department. He started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X, is based.

Gotcher, a member of the Dolby Board since 2003, is an independent investor focusing on investments in digital media technology companies. He served as a venture partner with Redpoint Ventures from 1999 through 2003 and with Institutional Venture Partners from 1997 through 1999. Gotcher founded Digidesign, Inc. in 1984 and served as its President, CEO, and Chairman through Digidesign's initial public offering in 1993, and subsequent merger with Avid Technology in 1995. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995, to May 1996. Gotcher is the Chairman of Topspin Media and serves on the boards of directors of several other private companies.

The Company's Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss these changes at 1:00 p.m. PT/4:00 p.m. ET, Wednesday, February 25, 2009.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/events.cfm or by dialing 1-888-516-2438. International callers can access the conference call at 1-719-325-2432.

A replay of the call will be available beginning at 4:00 p.m. PT on February 25, 2009, until 9:00 p.m. PT on March 4, 2009, at 1-888-203-1112. International callers can access the replay by dialing 1-719-457-0820 and using confirmation code 4155102. An archived version of the teleconference will also be available on www.dolby.com.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. All other trademarks remain the property of their respective owners. S09/20998 DLB-F

CONTACT:
Dolby Laboratories, Inc.
Jeanne Alford, 415-645-5193 (Media)
news@dolby.com
Alex Hughes, 415-645-4572 (Investors)
investor@dolby.com